EXHIBIT J

Marcato International Master Fund, Ltd.

c/o Marcato Capital Management LP

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

October 31, 2017

Deckers Outdoor Corporation

250 Coromar Drive

Goleta, CA 93117

Attention:	Corporate Secretary

Re:	Update and Supplement to Notice of Stockholder Proposal and Nomination of Candidates for Election to the Board of Directors to be Presented, in each case, at the 2017 Annual Meeting of Deckers Outdoor Corporation

Dear Corporate Secretary:

Reference is made to the Notice of Stockholder Proposal and Nomination of Candidates for Election to the Board of Directors, dated September 13, 2017 (the “Notice”), pursuant to which Marcato International Master Fund, Ltd. (“Stockholder”) notified Deckers Outdoor Corporation, a Delaware corporation (the “Corporation”) of Stockholder’s decision (i) to propose the repeal of each provision of, or amendment to, the Amended and Restated Bylaws of the Corporation (the “Bylaws”) adopted by the board of directors of the Corporation (the “Board”) subsequent to May 24, 2016 without the approval of the stockholders of the Corporation and (ii) to propose the nomination of and nominate candidates for election to the Board (the “Nomination Proposal”), in each case, at the 2017 annual meeting of stockholders of the Corporation (including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof, the “2017 Annual Meeting”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Notice.

As you are aware, on October 24, 2017, the Corporation announced the resignation of Angel Martinez from the Board and amended and restated the Bylaws to decrease the authorized number of directors on the Board from ten (10) to nine (9). The Corporation further announced that the Board fixed the size of the Board at nine (9) directors, which represents a reduction from the previous ten (10) director Board. In light of these changes, Marcato has elected to reduce the size of its slate from ten (10) nominees to nine (9) nominees. Accordingly, Stockholder hereby delivers this update and supplement to the Notice (this “Update and Supplement”) to notify the Corporation of Stockholder’s withdrawal of Michael W. Rayden as a Nominee.

*    *    *

Stockholder reserves the right to further nominate, substitute or add additional persons, including Michael W. Rayden, in the event that (a) the Corporation purports to increase the number of directorships, (b) the Corporation makes or announces any changes to the Bylaws or takes or announces any other action that purports to have, or if consummated would purport to have, the effect of disqualifying any of the Nominees or any additional nominee nominated pursuant to the foregoing and/or (c) any Nominee is unable or hereafter becomes unwilling for any reason to serve as a director on the Board. Additional nominations made pursuant to the preceding clauses (a) and/or (b) are without prejudice to the position of Stockholder that any further attempt to change the size of the Board or disqualify any of the Nominees through Bylaw amendments or otherwise would constitute unlawful manipulation of the Corporation’s corporate machinery. Stockholder further reserves the right to (a) withdraw any or all of the Nominees and/or (b) nominate fewer than all of the Nominees listed herein and/or re-designate one or more of such individuals as alternate nominees.

Please be advised that the delivery of this Update and Supplement and the Marcato Parties’ compliance with the Bylaws and with applicable law in respect thereof do not constitute an admission by the Marcato Parties as to the legality, validity or enforceability of any particular requirement or provision of the Bylaws, and the Marcato Parties reserve the right to contest or challenge the legality, validity or enforceability thereof in any and all respects. The delivery of any additional information provided by or on behalf of the Marcato Parties to the Corporation from and after the date hereof, whether at the request of the Corporation or otherwise, shall not be deemed to constitute an admission by the Marcato Parties that this Update and Supplement is in any way defective or that any such information was required to be delivered to the Corporation pursuant to the Bylaws or applicable law.

Please direct any questions regarding the information contained in this Update and Supplement to Richard M. Brand, Esq., Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, New York, New York 10281, (212) 504-5757 (Phone), (212) 504-6666 (Facsimile) or Jason M. Halper, Esq., Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, New York, New York 10281, (212) 504-6300 (Phone), (212) 504-6666 (Facsimile).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused this Update and Supplement to be duly executed on the date first above written.

Marcato International Master Fund, Ltd.

By:	/s/ Richard T. McGuire III
Richard T. McGuire III, Director

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